Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of ViewSonic Corporation on Form S-8 of our report dated March 23, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph related to the adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, effective December 27, 2001), appearing in the registration statement on Form 10/A filed on August 27, 2004 of ViewSonic Corporation.

/s/ DELOITTE & TOUCHE LLP

Los Angeles, California
August 31, 2004